FOR IMMEDIATE RELEASE

Contact:	Jerry W. Nix, Vice Chairman and CFO (770) 612-2048

GENUINE PARTS COMPANY
REPORTS RECORD SALES AND EARNINGS
FOR THE SECOND QUARTER AND SIX MONTHS
ENDING JUNE 30, 2008
SALES INCREASED 4%, EPS INCREASED 7%

Atlanta, Georgia, July 17, 2008 — Genuine Parts Company (NYSE: GPC) reported record sales and earnings for the second quarter and six months ended June 30, 2008. Thomas C. Gallagher, Chairman, President and Chief Executive Officer, announced today that sales totaling $2.87 billion were up 4% compared to the second quarter of 2007. Net income for the quarter was $133.1 million, an increase of 2% over $130.1 million recorded in the same period of the previous year. Earnings per share on a diluted basis were 81 cents, up 7% compared to 76 cents for the second quarter last year.

For the six months ended June 30, 2008, sales totaled $5.61 billion, up 4% compared to the same period in 2007. Net income for the six months was $256.6 million, an increase of 2% over $251.7 million recorded in the previous year. Earnings per share on a diluted basis were $1.56, up 6% compared to $1.47 for the same period last year.

Mr. Gallagher stated, “We are pleased to report that the 2nd Quarter of 2008 was another period of steady and consistent sales and earnings growth for Genuine Parts Company. EIS, our Electrical Group, once again generated the strongest sales growth among our four business segments. They were up 11% in the quarter and this follows a 7% increase in the first quarter. Motion Industries, our Industrial Group, is also putting together a fine year, with their sales increasing 7% for the quarter following a 6% sales increase last quarter. We expect to see both EIS and Motion continue their positive sales trends over the last half of the year. The Automotive Group reported a 2% sales increase for the quarter and S.P. Richards, our Office Products Group, reported flat sales relative to the second quarter last year. The Automotive and Office Products segments continue to feel the impact of sluggish macro economic conditions. That said, we are optimistic that both of these businesses can show more progress over the balance of the year, despite this difficult environment.”

Mr. Gallagher added, “The balance sheet at June 30, 2008 remains in excellent condition and we continue to strengthen our financial position and generate strong cash flows. Our key priority for cash remains the dividend, which was increased to $1.56 per share for 2008 and is currently yielding approximately 4%.

Additional priorities include opportunistic share repurchases, the ongoing reinvestment in our four business segments and strategic complimentary types of acquisitions. We believe our use of cash in these areas serves to maximize the total return to shareholders.”

Mr. Gallagher concluded, “At the midpoint of the year, we continue to operate in an uncertain and challenging economic environment. We are fortunate, however, to see additional opportunities for improvement in each of our business segments, despite the external challenges, through the consistent execution of our growth and operational strategies, as well as through our ongoing initiatives to further strengthen our balance sheet. These three areas of focus remain our top priorities as we enter the second half of the year.”

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. Eastern time to discuss the results of the quarter and the future outlook. Interested parties may listen to the call on the Company’s website, www.genpt.com, by clicking “Investor Services”, or by dialing 877-422-4780, conference ID 53751317. A replay will also be available on the Company’s website or at 800-642-1687, conference ID 53751317, two hours after the completion of the conference call until 12:00 a.m. Eastern time on August 1, 2008.

Forward Looking Statements

Some statements in this release, as well as in other materials we file with the Securities and Exchange Commission (“SEC”) or otherwise release to the public and in materials that we make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking. Forward-looking statements may relate, for example, to our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors include, but are not limited to, changes in general economic conditions, the growth rate of the market for the Company’s products and services, the ability to maintain favorable supplier arrangements and relationships, competitive product and pricing pressures, including internet related initiatives, the effectiveness of the Company’s promotional, marketing and advertising programs, changes in laws and regulations, including changes in accounting and taxation guidance, the uncertainties of litigation, as well as other risks and uncertainties discussed from time to time in the Company’s filings with the SEC.

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our Form 10-Q, 10-K, 8-K and other reports to the SEC.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S. and Canada through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited)
	(in thousands, except per share data)
Net sales	$2,873,485	$2,769,527	$5,612,958	$5,418,370
Cost of goods sold	2,021,272	1,944,942	3,941,262	3,803,841

	852,213	824,585	1,671,696	1,614,529
Selling, administrative & other expenses	636,502	614,769	1,264,304	1,208,603

Income before income taxes	215,711	209,816	407,392	405,926
Income taxes	82,638	79,695	150,776	154,252

Net income	$133,073	$130,121	$256,616	$251,674

Basic net income per common share	$.81	$.76	$1.56	$1.48
Diluted net income per common share	$.81	$.76	$1.56	$1.47
Weighted average common shares outstanding	163,411	170,318	164,194	170,392
Dilutive effect of stock options and
non-vested restricted stock awards	716	1,062	705	1,039

Weighted average common shares outstanding –
assuming dilution	164,127	171,380	164,899	171,431

GENUINE PARTS COMPANY and SUBSIDIARIES
SEGMENT INFORMATION AND FINANCIAL HIGHLIGHTS

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited)
	(in thousands)
Net sales:
Automotive	$1,428,513	$1,395,054	$2,734,400	$2,656,561
Industrial	898,069	839,652	1,779,282	1,673,044
Office Products	430,807	430,665	873,199	882,507
Electrical/Electronic Materials	122,584	110,820	236,885	217,553
Other (1)	(6,488)	(6,664)	(10,808)	(11,295)

Total net sales	$2,873,485	$2,769,527	$5,612,958	$5,418,370

Operating profit:
Automotive	$115,514	$114,830	$206,158	$210,667
Industrial	76,569	70,069	145,561	134,661
Office Products	37,363	37,652	81,295	85,869
Electrical/Electronic Materials	9,893	8,319	18,903	15,539

Total operating profit	239,339	230,870	451,917	446,736
Interest expense, net	(7,332)	(5,173)	(14,486)	(11,844)
Other, net	(16,296)	(15,881)	(30,039)	(28,966)

Income before income taxes	$215,711	$209,816	$407,392	$405,926

Capital expenditures	$22,568	$29,083	$44,330	$52,766

Depreciation and amortization	$22,017	$21,318	$44,701	$42,020

(1)	Represents the net effect of discounts, incentives and freight billed reported as a component of net sales.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2008	2007
	(Unaudited)
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$135,844	$274,560
Trade accounts receivable, net	1,342,635	1,322,973
Merchandise inventories, net	2,319,485	2,223,066
Prepaid expenses and other current assets	264,804	219,688

TOTAL CURRENT ASSETS	4,062,768	4,040,287
Goodwill and intangible assets, less accumulated amortization	126,010	61,960
Other assets	186,414	177,650
Net property, plant and equipment	422,151	445,179

TOTAL ASSETS	$4,797,343	$4,725,076

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Trade accounts payable	$1,064,882	$1,028,705
Current portion of debt	250,000	-0-
Income taxes payable	15,059	21,535
Dividends payable	63,798	62,195
Other current liabilities	187,653	172,903

TOTAL CURRENT LIABILITIES	1,581,392	1,285,338
Long-term debt	250,000	500,000
Other long-term liabilities	201,412	179,056
Minority interests in subsidiaries	67,298	63,153
Common stock	162,477	169,930
Retained earnings and other	2,534,764	2,527,599

TOTAL SHAREHOLDERS’ EQUITY	2,697,241	2,697,529

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,797,343	$4,725,076

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June
	30,
	2008	2007
	(Unaudited)
	(in thousands)
OPERATING ACTIVITIES:
Net income	$256,616	$251,674
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44,701	42,020
Other	6,385	9,348
Changes in operating assets and liabilities	(31,193)	53,370

NET CASH PROVIDED BY OPERATING ACTIVITIES	276,509	356,412
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(44,330)	(52,766)
Other	(53,656)	(6,329)

NET CASH USED IN INVESTING ACTIVITIES	(97,986)	(59,095)
FINANCING ACTIVITIES:
Stock options exercised	1,355	9,214
Excess tax benefits from share-based compensation	287	3,784
Dividends paid	(125,054)	(119,719)
Purchase of stock	(151,104)	(52,009)

NET CASH USED IN FINANCING ACTIVITIES	(274,516)	(158,730)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(95,993)	138,587
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	231,837	135,973

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$135,844	$274,560